EXHIBIT 99.1
FOR RELEASE AT 3:00 PM CDT

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL FOURTH QUARTER RESULTS

Milwaukee, Wisconsin – July 29, 2008 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal fourth quarter ended June 29, 2008.

Net sales for the Company’s fourth quarter ended June 29, 2008 were $38.6 million, compared to net sales of $46.1 million for the prior year quarter ended July 1, 2007.  Net loss for the period was $921,000, compared to net income of $3.4 million in the prior year quarter.  Diluted loss per share for the period was $.27 compared to diluted earnings per share of $.97 in the prior year quarter.  The lower sales and net loss for the quarter primarily resulted from two factors; a 12-week strike against a major supplier to General Motors, and a dramatic shift in vehicle demand by consumers.  The strike, which occurred over the last 4 weeks of our third quarter and 8 weeks of the fourth quarter, affected GM’s production, resulting in the temporary closure of several vehicle plants we supply.  These are normally high-volume production plants.  Most of these plants have been producing large pick-up trucks and SUVs.  During the quarter, gasoline prices reached, and then exceeded $4.00/gallon, significantly accelerating a shift in consumer preferences away from larger vehicles.  The resulting glut of large vehicles at retail has caused all of our major customers to re-align their production schedules and mix, emphasizing smaller vehicles.  The volume of vehicles produced by our customers during this re-alignment has declined, resulting in our lower sales and production.  While the effect of the strike was a one-time event, we believe the re-alignment of production to reflect changing consumer preferences is a long-term issue.  With this outlook for the industry, and the overall weakness in the US economy, we expect to experience reduced sales levels and operating results for our traditional business over the next fiscal year.

For the fiscal year ended June 29, 2008, net sales were $159.6 million compared to net sales of $167.7 million in the prior year period.  Net income was $3.3 million compared to $8.2 million and diluted earnings per share were $.94 compared to $2.30 in the prior year.

Sales to STRATTEC’s largest customers overall decreased in the current quarter compared to the prior year quarter levels.  Sales to Chrysler LLC were $9.9 million in the current quarter compared to $15.4 million in the prior year quarter due to a combination of lower vehicle production volume and reduced component content in the products we supply.  Sales to General Motors Corporation were $10.4 million compared to $10.9 million due to higher product content on certain GM vehicles and takeover of certain passenger car lockset production from another supplier, offset by lower vehicle production volumes for trucks and SUV’s.  Sales to Delphi Corporation were $3.3 million compared to $4.9 million due primarily to lower production volumes.  Sales to Ford Motor Company were $4.5 million compared to $6.4 million due to lower Ford vehicle production volumes.

Gross profit margins were 10.3 percent in the current quarter compared to 17.0 percent in the prior year quarter.   The lower gross profit margin in the current year quarter compared to the prior year quarter were primarily the result of our customers’ reduced vehicle production volumes which lowered overhead absorption of our manufacturing costs.  Also impacting the current quarter were two unusual items:  A lump sum bonus paid to the Company’s Milwaukee represented hourly workers resulting from a new 4-year labor contract ratified on June 22, 2008; and the disposal of a customer-specific fixed asset that is no longer in service.  Together these two unusual items increased the diluted loss per share by $.11.

Operating expenses were $6.2 million in the current quarter, compared to $5.3 million in the prior year quarter.  The increased spending is attributed to the hiring of additional engineers to support new product development and customer programs that are currently under launch.

Provision for income taxes in both the current and previous year quarters were not our normal effective income tax rate of 37%.   Both the current year and prior year quarter included a favorable adjustment primarily relating to foreign taxes that positively impacted diluted earnings per share by $.16 and $.31, respectively.

During the fourth quarter, the Company contributed $1.0 million to its Pension Fund and repurchased 20,328 STRATTEC SECURITY CORPORATION shares under the Company’s stock repurchase program at a cost of $776,000.  For the year ended June 29, 2008, a total of 76,633 shares were repurchased at a cost of $3,109,000.

As previously announced on May 27, 2008, STRATTEC SECURITY CORPORATION, in combination with WITTE Automotive of Velbert, Germany, and Vehicle Access Systems Technology LLC (VAST), a joint venture between STRATTEC, WITTE and ADAC Automotive of Grand Rapids, Michigan, has reached a definitive agreement to acquire certain assets, primarily equipment and inventory, and assume certain employee liabilities of Delphi Corporation’s Power Products business.  STRATTEC will acquire the North American portion of Delphi’s Power Products business and expects to complete the acquisition before the end of calendar year 2008.

STRATTEC designs, develops, manufactures and markets mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches and related access control products for North American automotive customers, and for global automotive manufacturers through the VAST Alliance in which it participates with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  The Company’s history in the automotive business spans 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)

	Fourth Quarter Ended		Years Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
	(Unaudited)		(Unaudited)

Net Sales	$38,567	$46,097	$159,642	$167,707
Cost of Goods Sold	34,583	38,279	134,091	141,213
Gross Profit	3,984	7,818	25,551	26,494

Engineering, Selling &
Administrative Expenses	6,222	5,307	23,962	20,189
Income (Loss) from Operations	(2,238)	2,511	1,589	6,305

Interest Income	405	905	2,749	3,611
Interest Expense	-	-	-	-
Other Income (Expense), Net	(178)	225	230	715
Minority Interest	(146)	50	(76)	75
	(2,157)	3,691	4,492	10,706

Provision (Benefit) for Income
Taxes	(1,236)	257	1,225	2,523

Net Income (Loss)	$(921)	$3,434	$3,267	$8,183

Earnings (Loss) Per Share:
Basic	$(0.27)	$.97	$0.94	$2.30
Diluted	$(0.27)	$.97	$0.94	$2.30
Average Basic
Shares Outstanding	3,449	3,536	3,487	3,552

Average Diluted
Shares Outstanding	3,457	3,539	3,494	3,555

Other
Capital Expenditures	$2,443	$2,103	$10,930	$5,748
Depreciation & Amortization	$1,669	$1,772	$6,830	$6,988

STRATTEC SECURITY CORPORATION
Condensed Balance Sheet Data
(In Thousands)

	June 29, 2008	July 1, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$51,501	$65,491
Receivables, net	23,518	26,890
Inventories	10,269	7,166
Other current assets	17,978	13,017
Total Current Assets	103,266	112,564
Deferred Income Taxes	3,684	2,117
Investment in Joint Venture	3,642	2,813
Prepaid Pension Cost	758	4,385
Other Long Term Assets	27	41
Property, Plant and Equipment, Net	30,336	26,526
	$141,713	$148,446

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$15,974	$16,575
Other	16,965	14,906
Total Current Liabilities	32,939	31,481
Borrowings Under Line of Credit Facility	-	-
Accrued Pension and Post Retirement Obligations	12,389	13,431
Minority Interest	953	574
Shareholders’ Equity	242,843	244,119
Accumulated Other Comprehensive Loss	(17,495)	(14,341)
Less: Treasury Stock	(129,916)	(126,818)
Total Shareholders’ Equity	95,432	102,960
	$141,713	$148,446

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)

	Fourth Quarter Ended		Years Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
	(Unaudited)		(Unaudited)

Cash Flows from Operating Activities:
Net Income (Loss)	$(921)	$3,434	$3,267	$8,183
Adjustment to Reconcile Net Income (Loss) to
Cash Used in Operating Activities:
Minority Interest	136	(50)	25	(75)
Depreciation and Amortization	1,669	1,772	6,830	6,988
Deferred Income Taxes	920	(359)	920	(359)
Stock Based Compensation Expense	125	172	741	738
Tax Benefit from Options Exercised	-	10	-	23
Change in Operating Assets/Liabilities	(6,290)	685	(7,888)	(5,609)
Other, net	215	(50)	(142)	(95)

Net Cash (Used) Provided in Operating Activities	(4,146)	5,614	3,753	9,794

Cash Flows from Investing Activities:
Investment in Joint Ventures	-	-	-	(100)
Additions to Property, Plant and Equipment	(2,443)	(2,103)	(10,930)	(5,748)
Proceeds from Sale of Property, Plant and Equipment	-	-	-	21
Net Cash Used in Investing Activities	(2,443)	(2,103)	(10,930)	(5,827)

Cash Flow from Financing Activities:
Purchase of Common Stock	(775)	(1,153)	(3,109)	(5,075)
Dividends Paid	(524)	-	(5,133)	-
Loan from Minority Interest	250	-	1,050	-
Contribution from Minority Interest	-	375	349	649
Exercise of Stock Options and Employee Stock Purchases	9	139	30	238

Net Cash Used in Financing Activities	(1,040)	(639)	(6,813)	(4,188)

Net (Decrease) Increase in Cash & Cash Equivalents	(7,629)	2,872	(13,990)	(221)

Cash and Cash Equivalents:
Beginning of Period	59,130	62,619	65,491	65,712
End of Period	$51,501	$65,491	$51,501	$65,491